UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2007

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A Moscow, Russia		125124
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On July 11, 2007, CTC Network, one of CTC Media’s principal operating subsidiaries, entered into a new five-year agreement with Video International under which Video International will continue to serve as CTC Network’s exclusive advertising sales house. The new agreement becomes effective on January 1, 2008, immediately following the expiration of CTC Network’s existing agreement with Video International.  Concurrently with entering into a new agreement for the CTC Network, CTC Media and Video International agreed to amend the terms of their existing agreements relating to the CTC and Domashny Television Station Groups.

Under the terms of the new CTC Network agreement, CTC Network will continue to pay Video International a fixed commission of 13% of its gross advertising sales.  As under its existing agreement with Video International, CTC Network will bear the credit risk associated with any failure by a CTC Network advertiser to make payments when they are due.  Under the new agreement, however, Video International has agreed to guarantee the payment of any unpaid debt of advertising clients to the extent that such debt has been outstanding for at least 180 days and exceeds, in the aggregate, 0.05% of CTC Network’s gross advertising revenues for the year.  This guarantee is not applicable in the event of a material downturn in the Russian economy.

The new CTC Network agreement runs through the end of 2012.  Like the existing CTC Network agreement, the new agreement is terminable upon 180 days’ notice by either party. As compensation for early termination, the terminating party must generally pay the other party an amount equal to the commission that was paid for the six-month period preceding the termination date.  If, however, the agreement is terminated upon six-months’ notice by either party as of January 1 of any year other than 2008, no termination fee is payable.

Concurrently with negotiating a new agreement for the CTC Network and in connection with Video International’s recent change of senior management at the regional sales level, CTC Media and Video International agreed to amend their agreements governing advertising sales for those owned-and-operated stations in the CTC and Domashny Television Station Groups that have engaged Video International as their advertising sales house.  The principal purpose of the amendment is to modify the rate of commission payable to Video International on sales of local advertising for the period of April 1, 2007 to December 31, 2007 to incentivize Video International to achieve negotiated sales targets through this management transition period.  Although agreed on July 11, 2007, this amendment will be applied retroactively from April 1, 2007.

Historically, the commission rate payable by the individual owned-and-operated stations was fixed at 15% of gross advertising sales regardless of whether the negotiated sales targets were achieved by Video International. Under the amended agreements, the full 15% commission will be payable for existing stations only if Video International achieves, on a station-by-station basis, the agreed sales targets during the period from April 1, 2007 to December 31, 2007.   During this period, a nominal fixed commission, generally 25,000 rubles per station, will be the only commission payable if sales fall more than 15% below the negotiated sales target.  A straight-line sliding scale commission ranging from the nominal fixed commission to 15% of sales will be payable on all sales if sales fall between 15% below the negotiated sales target and the sales target.  All sales above the sales target will be subject to an 18% commission.

Starting January 1, 2008, the fixed rate commission of 15% will be re-instated on all local advertising sales.  Moreover, any stations acquired by CTC Media during 2007 will be required to pay to Video International the 15% fixed commission rather than the variable commission rate.

Pursuant to the amended Television Station Group agreements, Video International has agreed to guarantee the unpaid debt of local advertising clients to the extent such debt has not been paid within 60 days of the end of the month in which the related advertising was broadcast and exceeds, in aggregate, 0.05% of a station’s advertising sales for such month.  Such guarantee shall not apply to unpaid debt resulting from a material downturn in the Russian economy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: July 11, 2007	By:	/s/ Nilesh Lakhani
		Name:	Nilesh Lakhani
		Title:	Chief Financial Officer